NorthWestern Energy Group, Inc.
Amended and Restated
Equity Compensation Plan

Effective March 10, 2005
Amended October 31, 2007
Amended and Restated February 23, 2011
Amended and Restated April 8, 2011
Amended and Restated (and Renamed) February 18, 2014
Amended and Restated February 11, 2021
Amended and Restated October 2, 2023
Amended and Restated April 25, 2024

NorthWestern Energy Group, Inc.
Amended and Restated
Equity Compensation Plan
1.    Establishment, Purpose, and Types of Awards
This equity-based incentive compensation plan (hereinafter referred to as the “Plan”) was originally established by NorthWestern Corporation as the “NorthWestern Corporation 2005 Long-Term Incentive Plan”, and the Plan subsequently was renamed and amended and restated from time to time. Effective October 2, 2023 the Plan was renamed as the “NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan” and amended and restated to reflect the assumption of the Plan by NorthWestern Energy Group, Inc. (the “Company”). The Plan was further amended and restated as set forth herein, effective April 25, 2024. The Plan is maintained by the Company in order to provide incentives and awards to select Employees, Directors and Advisors of the Company and its Affiliates.
The Plan permits the granting of the following types of awards (“Awards”) according to the Sections of the Plan listed here:
Section 6    Performance Units
Section 7    Restricted Shares, Restricted Share Units and Unrestricted Shares
Section 8    Deferred Share Units
Section 9    Options
Section 10    Share Appreciation Rights
The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan.
2.    Defined Terms
Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.
3.    Shares Subject to the Plan
(a)    Maximum Shares Available Under the Plan. Subject to adjustment pursuant to Section 13 of the Plan, the number of Shares that the Company may issue or transfer for all Awards under this Plan is 3,337,637, which number includes the 2,637,637 shares previously authorized for issuance under the Plan.
(b)    Share Counting Rules.
(i)    Subject to the following provisions of this Section 3(b), Shares that are subject to an Award that for any reason expires, is forfeited, is canceled, or becomes unexercisable, Shares that are subject to an Award that is settled for cash, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan.

(ii)    Notwithstanding anything to the contrary contained in this Section 3: (A) any Shares that the Company retains from otherwise delivering pursuant to an Award either (I) as payment of the exercise price of an Award, or (II) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award shall be considered issued or transferred pursuant to the Plan and will not be available for subsequent Awards under the Plan, (B) the number of Shares subject to a SAR, to the extent that it is exercised and settled in Shares, and whether or not all such Shares are actually issued or transferred to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan and will not be available for subsequent Awards under the Plan, and (C) in the event that the Company repurchases Shares with Option proceeds, those Shares will not be available for subsequent Awards under the Plan.
(c)    Limit on Incentive Stock Options. Notwithstanding the foregoing, but subject to adjustment pursuant to Section 13 below, the aggregate number of Shares that may be issued or transferred by the Company upon the exercise of Incentive Share Options will not exceed 3,337,637 Shares.
(d)    Conversion Awards, Etc. Shares issued under Awards granted in connection with the conversion or assumption of, or substitution for, awards held by awardees of or relating to the stock or other equity interests of an entity acquired by or merged or otherwise affiliated with the Company or an Affiliate of the Company pursuant to a merger, acquisition or similar transaction (“Conversion Awards”) will not reduce the aggregate number of Shares available for issuance under this Plan nor count against the other limitations under this Section 3, nor will Shares subject to a Conversion Award again be available for awards granted under this Plan as provided in the second paragraph of this Section 3. Additionally, in the event that an entity acquired by the Company or any Affiliate or with which the Company or any Affiliate otherwise combines has shares available for grant under a pre-existing plan that was approved by stockholders of such entity and was not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used, as permitted under Applicable Law, for awards granted under such pre-existing plan or this Plan and will not reduce the number of Shares available for issuance or transfer under this Plan; provided, that Awards granted under such pre-existing plan or this Plan using such available Shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees of the Company or any Affiliate or directors of the Company prior to such acquisition or combination.
(e)    Director Compensation Limit. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (determined as of the applicable Grant Date(s) in accordance with applicable financial accounting rules) of all Awards granted to any non-employee Director during any single calendar year for services in his or her capacity as such, taken together with any cash fees paid or payable to such Director during such calendar year, shall not exceed $650,000 (and for purposes of clarity, such Awards and fees will be taken into account in the calendar year granted or earned, notwithstanding any election by a Director to defer payment of any compensation to a later year).
4.    Administration
(a)    General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or, subject to the requirements of Section 16(b) of the Exchange Act, if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.
(b)    Committee Composition. The Committee shall initially consist of the Human Resources Committee of the Board of Directors. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c)    Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)    to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or SARs to be covered by each Award;
(ii)    to determine, from time to time, the Fair Market Value of Shares;
(iii)    to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, canceled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;
(iv)    to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
(v)    to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;
(vi)    in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs (provided that, in accordance with the provisions of the Plan generally and Section 15(c) in particular, no repricing or other action described in Section 15(c) shall be permitted); and
(vii)    to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.
Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.
(d)    Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
(e)    No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Advisor who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.
(f)    Installments. The right to a series of installment payments upon the distribution of an amount deferred pursuant to the Plan shall be treated as a right to a series of separate payments.
(g)    Compliance with Code Section 409A. The provisions of the Plan dealing with amounts subject to Code Section 409A shall be interpreted and administered in accordance with Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of

Section 409A. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign tax law.
(h)    Notwithstanding any provision of the Plan to the contrary, no payment subject to Code Section 409A, payable on account of a break in Continuous Service shall be made to a Participant who is a specified employee (within the meaning of Code Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A), as of the date of such Participant’s break in Continuous Service, within the six-month period following such Participant’s break in Continuous Service. Amounts to which such Participant would otherwise be entitled under the Plan during the first six months following the break in Continuous Service will be accumulated and paid on the first day of the seventh month following the Participant’s break in Continuous Service.
(i)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.
5.    Eligibility
(a)    General Rule. The Committee may grant all Awards other than ISOs to any Eligible Person. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.
(b)    Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Units, in addition to the matters addressed in Section 10 below, the specific objectives, goals and performance criteria that further define the Performance Unit Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.
(c)    Limits on Awards. No Participant may receive Options and SARs that relate to more than 200,000 Shares in any one year. The Committee will adjust these limitations pursuant to Section 13 below.
(d)    Replacement Awards. Subject to Applicable Laws (including any associated shareholder approval requirements) and Section 15(c) of the Plan, the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options or SARs, these other terms may not involve an Exercise Price that is lower than the Exercise Price of the surrendered Option or SAR unless the Company’s shareholders approve the grant itself or the program under which the grant is made pursuant to the Plan.
6.    Performance Units
(a)    Performance Units. Subject to the limitations set forth in paragraph (c) hereof, the Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award. A Performance Unit is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or individual performance of the Participant, or a combination thereof, over a specified period of time. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Company shall not pay dividends or dividend equivalents currently on unvested Performance Units.
(b)    Limitations on Awards. Subject to adjustment pursuant to Section 13 of the Plan, the maximum number of Shares that may be subject to Performance Unit Awards that any one Participant may receive for any one Performance Period shall not exceed 200,000 Shares.
(c)    Definitions.
(i)    “Performance Measure” means one or more criteria selected by the Committee to measure Company, Affiliate, business unit and/or individual performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index or in a ratio or ratios or other relationship between one or more, or a combination thereof), which may include, but shall not be limited to, the following: basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
(ii)    “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.
(d)    No Dividend Equivalents on Unvested Performance Units. Performance Units may provide for the payment of dividend equivalents, either in cash or in Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that any dividend equivalents with respect to unvested Performance Units shall be accumulated or deemed reinvested in additional Performance Units until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including the achievement of applicable Performance Measures and the satisfaction of service-based vesting conditions).
(e)    Deferral Elections. At any time prior to the date that is at least six months before the close of a Performance Period (or any shorter period within such window that the Committee selects) with respect to an Award of Performance Units, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of Title I of ERISA) to irrevocably elect, on a form provided by the Company, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award, provided that the following criteria are met:
(i)    the applicable Performance Unit Award constitutes “performance-based compensation” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(e).
(ii)    the Participant performs services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election;
(iii)    the performance criteria must be established in writing no later than ninety (90) days after the commencement of the Performance Period; and

(iv)    in no event may an election to defer Performance Units or Performance Compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.
If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 8 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 6(a) above and the applicable Award Agreement.
(f)    Certain Performance Compensation Awards. With respect to any Award that was granted under the Plan on or prior to November 2, 2017 and that was designated by the Committee at the time of such grant as a “Performance Compensation Award”, the provisions of the Plan as in effect on November 2, 2017 shall continue to apply to any such Performance Compensation Award, solely to the extent necessary to preserve the treatment of such Performance Compensation Award as “qualified performance-based compensation” under the provisions of Section 162(m) of the Code as in effect prior to the effective date of the Tax Cuts and Jobs Act of 2017.
7.    Restricted Shares, Restricted Share Units and Unrestricted Shares
(a)    Grants. The Committee may in its discretion grant Restricted Shares to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any) and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant Restricted Share Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions. In addition, the Committee may grant Awards of Unrestricted Shares or may provide for the issuance of Unrestricted Shares pursuant to any program under which one or more Eligible Persons (selected by the Committee in its discretion) may elect to receive Unrestricted Shares in lieu of cash bonuses or other cash compensation that would otherwise be paid.
(b)    Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.
(c)    Issuance of Restricted Shares Prior to Vesting. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company shall issue, in electronic book-entry form, Restricted Shares to an account for the Participant who is awarded Restricted Shares which shall be maintained by the Company’s transfer agent or such other administrator designated by the Committee for the deposit of such Restricted Shares. Such Restricted Stock shall bear a legend or notation referring to such restrictions. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company’s transfer agent or such other administrator designated by the Committee shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 7(e) below.
(d)    Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e)    Dividends and Dividend Equivalents Contingent Upon Vesting. Whenever Shares are released to a Participant or duly-authorized transferee pursuant to Section 7(d) above as a result of the vesting of Restricted Shares or the Shares underlying vested Restricted Share Units are issued to a Participant pursuant to Section 7(d) above, such Participant or duly-authorized transferee also shall be entitled to receive (unless otherwise provided in the Award Agreement), with respect to each Share released or issued upon or following vesting of the Award, an amount equal to any cash dividends (plus, in the discretion of the Committee, simple interest at a rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is released from the vesting restrictions in the case of Restricted Shares or issued in the case of vested Restricted Share Units.
(f)    Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares.
(g)    Deferral Elections. The Committee may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of Title I of ERISA) to irrevocably elect to defer all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award in accordance with this Section 7(g). Except as otherwise provided in this Section 7(g), an Award of Restricted Shares or Restricted Share Units awarded with respect to services to be performed by a Participant during a calendar year may be deferred at the election of the Participant only if the election to defer such Award is made and becomes irrevocable consistent with the terms of either (i) the NorthWestern Energy Group, Inc. 2009 Officers Deferred Compensation Plan or (ii) the NorthWestern Energy Group, Inc. 2005 Deferred Compensation Plan for Non-Employee Directors, as applicable.
In the case of the first year in which an Eligible Person becomes eligible to participate in the Plan (as defined in section 1.409A-1(c) of the final Treasury Regulations or the corresponding provision in subsequent guidance issued by the Department of the Treasury to include any other plan that would be considered together with this Plan as the same plan), as permitted by the Committee, the Eligible Person may make an initial deferral election within thirty (30) days after the date the Eligible Person becomes eligible to participate in the Plan, with respect to an Award of Restricted Shares or Restricted Share Units awarded with respect to services to be performed by the Eligible Person subsequent to the election.
In the case of an Award of Restricted Shares or Restricted Share Units that is subject to a vesting condition requiring the Participant to continue to provide services for a period of at least 12 months from the date of the Award, as permitted by the Committee, the Participant may make a deferral election provided that the election is made consistent with the terms of either (i) the NorthWestern Energy Group, Inc. 2009 Officers Deferred Compensation Plan or (ii) the NorthWestern Energy Group, Inc. 2005 Deferred Compensation Plan for Non-Employee Directors, as applicable (disregarding vesting on death or disability).
Any election to defer Awards pursuant to this Section 7(g) shall be on a form provided by the Company. If a Participant makes an election to defer under this Section 7(g), the notional Shares subject to the election, and any associated dividend equivalents and interest, shall be credited to an account established pursuant to Section 8 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 7(d) above.
8.    Deferred Share Units
(a)    Elections to Defer. The Committee may permit any Eligible Person who is a Director, Advisor or member of a select group of management or highly compensated employees (within the meaning of Title I of ERISA) to irrevocably elect, on a form provided by the Company (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month during which compensation is deferred. Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who is first eligible to defer hereunder taking into account the rules of Treasury Regulation Section 1.409A.1(c) described in Section 7(g) above) after its delivery to the Company, subject to Section 7(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 6(e) regarding deferral of Performance Units, unless the Company sends the Participant a written notice explaining why the Election Form is invalid within five business days after the Company receives it. Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns based on services performed before the date on which the Company receives the Election Form, and (ii) the Committee may unilaterally make awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.
(b)    Vesting. Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to Deferred Share Units.
(c)    Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Share Unit in five substantially equal annual installments that shall begin within 90 days of the date on which the Participant’s Continuous Service terminates and are distributable on each of the first four anniversaries thereof, unless –
(i)    the Participant has properly elected a different form of distribution, on a form provided by the Company, that permits the Participant to select any combination of a lump sum and annual installments that are completed within ten years following termination of the Participant’s Continuous Service, and
(ii)    the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 8(a), provided that such election may be changed through any subsequent election that (A) is delivered to the Administrator at least twelve months before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election and does not take effect for at least twelve months, (B) defers the commencement of distributions by at least five years from the originally scheduled commencement date and (c) does not extend any payment beyond the tenth anniversary of the termination of the Participant’s Continuing Service.
Fractional shares shall not be issued, and instead shall be paid out in cash.
(d)    Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 8(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, a number of Shares the value of which is equal to the amount of any cash dividends (based on the Fair Market Value of a Share on the date of the payment of the dividend), and a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued. Any fractional shares shall be settled in cash.
(e)    Hardship Distributions from Accounts. In the event a Participant suffers a Hardship, the Participant may apply to the Committee for an immediate distribution of all or a portion of the Participant’s Account. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of the Participant’s deferrals under the Plan. The Committee shall determine whether a Participant has a qualifying Hardship and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate. Notwithstanding the foregoing, a financial need shall not constitute a Hardship unless it is for at least $100,000 for all Participants (or the entire vested principal amount of the Participant’s Accounts, if less). “Hardship” means an unforeseeable emergency resulting in financial hardship of the Participant or beneficiary due to an illness or accident of the Participant or beneficiary, a spouse of the Participant or beneficiary or of a dependent (as defined in Code Section 152(a)) of a Participant or beneficiary; loss of the Participant’s or the beneficiary’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. Whether a Participant or beneficiary is faced with an unforeseeable emergency permitting a distribution under the Plan shall be determined based upon the relevant facts and circumstances of each case, but in any case, its distribution shall not be allowed to the extent that such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent liquidation of such assets would not cause a severe financial hardship or be cessation of deferrals under the Plan. The amount of a distribution on account of a hardship shall be limited to the amount reasonably necessary to satisfy the emergency need plus amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.
(f)    Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.
9.    Option Awards
(a)    Types; Documentation. The Committee may in its discretion grant ISOs to any Employee and Non-ISOs to any Eligible Person, and shall evidence any such grants in an Award Agreement that is delivered to the Participant. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO, and the same Award Agreement may grant both types of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan (and any related Award Agreement) may contain such terms and provisions consistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion; provided that the Company shall not pay dividends or dividend equivalents with respect to any Option.
(b)    ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 9(b) shall be automatically adjusted accordingly.
(c)    Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 9(h) hereof; provided, that, the term of any Option may not exceed ten years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five years from the Grant Date.
(d)    Exercise Price. The exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, provided that (i) if an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on the Grant Date, and (ii) for all other Options, such per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.
(e)    Exercise of Option. The Committee shall in its sole discretion determine the times, circumstances, and conditions under which an Option shall be exercisable, and shall set them forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.
(f)    Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.
(g)    Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained with the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:
(i)    cash or check payable to the Company (in U.S. dollars);
(ii)    other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (D) are duly endorsed for transfer to the Company;
(iii)    a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or
(iv)    any combination of the foregoing methods of payment.
The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.
(h)    Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. Subject to Section 15 hereof, the Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below in sub-paragraphs (i) through (v), as applicable, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.
The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:
(i)    Termination other than Upon Disability, Death, Retirement or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, Retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.
(ii)    Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.
(iii)    Retirement. In the event of termination of a Participant’s Continuous Service as a result of a Participant’s Retirement, the Participant shall have the right to exercise the Option at any time within six months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iv)    Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within 30 days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.
(v)    Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.
(i)    Reverse Vesting. The Committee in its sole and absolute discretion may allow a Participant to exercise unvested Options, in which case the Shares then issued shall be Restricted Shares having analogous vesting restrictions to the unvested Options.
(j)    Buyout Provisions. Subject to Section 15(c) of the Plan, the Committee may at any time offer to buy out an Option, in exchange for a payment in cash or Shares, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.
10.    Share Appreciation Rights (SARs)
(a)    Grants. The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:
(i)    SARs Related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. Each SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 10(e) below. Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.
(ii)    SARs Independent of Options. The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.
(iii)    Limited SARs. The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to the Company’s shareholders generally in connection with the event.
(b)    Exercise Price. The per Share exercise price of a SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share. The exercise price of a SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of a SAR shall be subject to the special rules on pricing contained in Sections 9(d) and 9(j) hereof.
(c)    Exercise of SARs. Unless the Award Agreement provides otherwise, a SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable; provided that the Award Agreement shall not, without the approval of the shareholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. A SAR may not have a term exceeding 10 years from its Grant Date. A SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement, but shall not, without the approval of the shareholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. Whether a SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.
(d)    Effect on Available Shares. The number of Shares subject to a SAR, to the extent that the SAR is exercised and settled in Shares, and whether or not all such Shares are actually issued to the Participant upon exercise of the SAR, shall be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan. The number of Shares subject to the SAR and the related Option of the Participant will also be reduced by the number of underlying Shares as to which the exercise relates.
(e)    Payment. Upon exercise of a SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying –
(i)    the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by
(ii)    the number of Shares with respect to which the SAR has been exercised.
Notwithstanding the foregoing, a SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Committee may at any time impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.
(f)    Form and Terms of Payment. Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 10(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares. In any event, cash shall be paid in lieu of fractional Shares. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise. Notwithstanding the foregoing, the Committee may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of a SAR.
(g)    Termination of Employment or Consulting Relationship. The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which a SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 9(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which a SAR shall terminate when there is a termination of a Participant’s Continuous Service.
(h)    Buy-out. Subject to Section 15(c) of the Plan, the Committee has the same discretion to buy-out SARs as it has to take such actions pursuant to Section 9(j) above with respect to Options.
(i)    No Dividends. Notwithstanding anything to the contrary in this Plan, the Company shall not pay dividends or dividend equivalents with respect to any SAR.
11.    Taxes
(a)    General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow the Company to withhold Shares in an amount that exceeds the maximum statutory tax withholding rates for the applicable taxing jurisdictions, including payroll taxes.
(b)    Default Rule for Employees. Except as otherwise may be provided in an Award Agreement, an Employee shall be deemed to have directed the Company to withhold whole shares and collect from his or her cash compensation an amount sufficient to satisfy the fractional share amounts for such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)    Special Rules. In the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations, in the absence of any other arrangement and to the extent permitted under the Applicable Law, the Employee shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a value equal to the amount of taxes required to be withheld, as determined by the Company.
(d)    Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Administrator shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) causes the issuance of the Shares subject to the Award (provided that the Committee has determined that issuance of such Shares at the time of vesting is not a “permissible distribution event” within the meaning of Section 409A of the Code) to be automatically deferred until the earliest date on which issuance of the Shares in unrestricted form will constitute a permissible distribution event pursuant to paragraphs (i), (ii), (iii), (v), or (iv) of Section 409A(a)(2)(A) of the Code. The Administrator shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.
12.    Non-Transferability of Awards
(a)    General. Except as set forth in this Section 12, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of for value in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 12.
(b)    Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Committee may in its discretion provide that an Award, other than an ISO, may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s Immediate Family, (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of a Participant's rights shall succeed to and be subject to all of the terms of the Plan and the Award Agreement (and any amendments thereto) granting the transferred Award.
13.    Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions
(a)    Adjustments. The Committee will make or provide for such adjustments in the numbers of Shares covered by outstanding Awards, in the Exercise Price provided in outstanding Options and SARs, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization, reclassification or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee also will make or provide for such adjustments in the numbers of Shares specified in Section 3 or Section 6(c) of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13(a); provided, however, that any such adjustment to the number specified in Section 9(b) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.
(b)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.
(c)    Change in Control. In the event of a Change in Control, the following shall occur:
(i)    With respect to any Awards that are not assumed or substituted by the acquiring or continuing corporation (or a parent corporation thereof) (the “Successor Corporation”) in the Change in Control, such Awards shall vest (and, to the extent applicable, become exercisable) in full, with any applicable Performance Measures deemed satisfied at the “target” level, effective immediately prior to the Change in Control; or
(ii)    With respect to any Awards that are assumed or substituted by the Successor Corporation in the Change in Control, such Awards, to the extent not previously vested or forfeited, shall vest (and, to the extent applicable, become exercisable) in full, with any applicable Performance Measures deemed satisfied at the “target” level, effective immediately prior to an Involuntary Termination of the Participant that occurs within 24 months after the Change in Control.
The foregoing provisions of this Section 13(c) shall apply with respect to Awards granted under the Plan on or after April 25, 2024. The effect of a Change in Control upon any Awards granted under the Plan prior to April 25, 2024 shall be determined in accordance with the provisions of Section 13(c) of the Plan as in effect immediately prior to such date.
(d)    Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.
14.    Time of Granting Awards.
The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such later date as is determined by the Committee, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.
15.    Modification of Awards and Substitution of Options.
(a)    Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including, without limitation, permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards. Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express provision in the Plan or the Award Agreement permitting the Committee to act unilaterally to make the modification.

(b)    Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.
(c)    No Repricing or Replacement Without Shareholder Approval. Except in connection with a corporate transaction or event described in Section 13 of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, and outstanding Options or SARs may not be canceled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval. This Section 15(c) is intended to prohibit the repricing of “underwater” Options and SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 13 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 15(c) may not be amended without approval by the Company’s shareholders.
16.    Term of Plan.
The Plan shall continue in effect through and including April 30, 2031, unless the Plan is sooner terminated under Section 17 below.
17.    Amendment and Termination of the Plan.
(a)    Authority to Amend or Terminate. Subject to Applicable Laws and the other provisions of the Plan, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.
(b)    Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 13 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
18.    Conditions Upon Issuance of Shares.
Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.
19.    Reservation of Shares.
The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
20.    Controlling Law.
All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Delaware, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
21.    Laws and Regulations.
(a)    U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.
(b)    Other Jurisdictions. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws.
22.    No Shareholder Rights.
Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company (such as voting or dividend rights) with respect to any Shares underlying any Award until the date of transfer of such Shares, by issuance of a share certificate or by book entry, to a Participant or a transferee of a Participant in accordance with the Company’s governing instruments and Applicable Law.
23.    No Employment Rights.
The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.
24. Awards Subject to Compensation Recovery Policy.
Awards granted under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy maintained by the Company from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

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Appendix A: Definitions
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As used in the Plan, the following definitions shall apply:
“Advisor” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services and who is neither an Employee nor a Director.
“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.
“Award” means any award made pursuant to the Plan, including awards made in the form of a Performance Unit, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Deferred Share Unit, an Option, and a SAR, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.
“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.
“Board” means the Board of Directors of the Company.
“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.
The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.
“Change in Control” means the happening of any of the following events:
(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other Person controlled by the Company or (4) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 9(b) provided, however, that it shall not be deemed a Change in Control if the Person acquires beneficial ownership of 35% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; or
(ii)    A change in the composition of the Board such that the individuals who, as of January 1, 2021, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to January 1, 2021, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)    Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock or equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other controlling persons as the case may be, of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the corporation or other Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other Person resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock or equity interests of the corporation or other Person resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (3) at least a majority of the members of the board of directors or other governing body of the corporation or other Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(iv)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Committee” means the Human Resources Committee of the Board of Directors or one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above. Each individual member of the Committee shall be independent in accordance with any applicable standards and/or regulations adopted by the Nasdaq Stock Market (or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed). With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Directors who are disinterested within the meaning of Rule 16b-3.

“Company” means NorthWestern Energy Group, Inc., a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.
“Continuous Service” means the absence of any interruption or termination of service as an Employee, Director or Advisor. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates, or their respective successors. In the event of Retirement, Continuous Service will end on an Employee’s last day worked, even though an Employee may receive approval to extend their actual termination date by using accrued paid leave. A change in status between service as an Employee, Director, and an Advisor may not, in and of itself, mandate a determination that an interruption of Continuous Service has occurred. For an Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, whether an interruption in Continuous Service has occurred which shall constitute an event triggering payment under the Plan shall be determined and administered in accordance with Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A.
“Deferred Share Units” mean Awards pursuant to Section 8 of the Plan.
“Director” means a member of the Board, or a member of the board of directors of an Affiliate.
“Disability” means, with respect to a Participant, the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration.”
“Eligible Person” means any Advisor, Director or Employee and includes non-Employees to whom an offer of employment has been extended.
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the Nasdaq Stock Market (or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not readily tradable on an established securities market, the fair market value established in good faith by the Board using the reasonable application of a reasonable valuation method consistent with Code Section 409A and the regulations promulgated thereunder.
“Grant Date” has the meaning set forth in Section 14 of the Plan.
“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
“Incentive Share Option or ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) subject to the following sentence, voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Advisors. A termination described in clause (ii) of the preceding sentence shall be considered an Involuntary Termination only if (Y) the Participant provides the Company written notice of the existence of the circumstances described in clause (ii) of the preceding sentence within 10 days of the existence of such circumstances and (Z) the Company fails to cure the existence of such circumstances within 30 days of the Company's receipt of such notice.
“Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.
“Option” means any stock option granted pursuant to Section 9 of the Plan.
“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.
“Performance Unit” means Awards granted pursuant to Section 6(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.
“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.
“Plan” means this NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan.
“Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
“Restricted Shares” mean Shares transferred to an Eligible Person pursuant to Section 7 of the Plan that are subject to restrictions upon transfer and vesting conditions constituting a substantial risk of forfeiture.
“Restricted Share Units” mean Awards pursuant to Section 7 of the Plan representing an agreement by the Company to transfer shares to an Eligible Person in the future, after the satisfaction of vesting conditions set out in the Award Agreement.
“Retirement” means a termination of the Participant’s Continuous Service with the Company after the Participant has (a) attained age 50 and completed at least five years of Continuous Service or (b) attained age 65. “Retirement” shall exclude any termination of the Participant’s Continuous Service for Cause.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 10 of the Plan.
“Share” means a share of common stock of the Company, as adjusted in accordance with Section 13 of the Plan.

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.
“Unrestricted Shares” mean Shares awarded pursuant to Section 7 of the Plan of Shares that are fully vested and transferable as of the Date of Grant.